Exhibit 10.20

AMENDMENT NO. 1

TO THE

WILLBROS GROUP, INC.

2006 DIRECTOR RESTRICTED STOCK PLAN

1. Introduction. On June 14, 2006, the Board of Directors of WILLBROS GROUP, INC. (the “Corporation”) adopted, and on August 2, 2006, the stockholders of the Corporation approved, the Willbros Group, Inc. 2006 Director Restricted Stock Plan (the “Plan”). The Plan provides for the award of Shares of Restricted Stock to Eligible Directors. Terms used in this Amendment to the Plan and not defined herein shall have the meanings ascribed to such terms in the Plan.

2. Purpose. The Corporation contemplates that it may recruit persons to serve on the Board who are not citizens or residents of the United States and for whom awards of Shares of Restricted Stock may not be as beneficial as such awards are to persons who are citizens or residents of the United States. The purpose of this Amendment is to permit the award of Restricted Stock Rights under the Plan to facilitate the Corporation’s ability to recruit and retain qualified persons who are not United States citizens or residents to serve on the Board.

3. Amendments.

(a)	The following definitions appearing in Section 2 (Definitions) of the Plan shall be amended and restated in their entirety to read as follows:

“ ‘Award’ means an award of Shares of Restricted Stock or of RSRs to an Eligible Director hereunder.”

“ ‘Eligible Director’ or ‘Participant’ means each member of the Board who, on the date on which a Restricted Stock Award or RSR Award is made to him or her under Section 6 hereof, is not a salaried officer or employee of the Corporation or any of the Subsidiaries.”

(b)	The following new definitions shall be inserted in their respective alphabetically appropriate places in Section 2 (Definitions) of the Plan:

“ ‘Non-U.S. Eligible Director’ means an Eligible Director who is not a citizen or resident of the United States.”

“ ‘RSR’ (Restricted Stock Right) means the right to receive, upon vesting of the RSR, a Share, which RSR is granted pursuant to, and subject to the terms of Sections 6 and 7, and is subject to such additional terms and restrictions as are set forth in the relevant Award Agreement.”

“ ‘U.S. Eligible Director’ means an Eligible Director who is a citizen or resident of the United States.”

(c)	The final sentence of Section 3 shall be amended to read in its entirety as follows:

“For purposes of the Plan, if Shares of Restricted Stock or RSRs are forfeited, the forfeited Shares of Restricted Stock or the Shares reserved for issuance upon the vesting of the forfeited RSRs shall again be available for issuance under the Plan.”

(d)	Section 5 shall be amended to read in its entirety as follows:

“5. Eligibility. Each Eligible Director shall be eligible to participate under the Plan; provided, however, any Eligible Director may decline an Award which would otherwise be awarded hereunder.”

(e)	Section 6 shall be amended to read in its entirety as follows:

“6. Restricted Stock and RSR Awards. Without further action by the Board or the stockholders of the Corporation, each U.S. Eligible Director shall be automatically awarded Shares of Restricted Stock and each Non-U.S. Eligible Director shall be awarded RSRs under the Plan, as follows:

(a) Initial Award. On the Initial Award Date, each Eligible Director shall be awarded that number of Shares of Restricted Stock or RSRs determined by dividing $30,000 by the Fair Market Value on the date of the Award, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. The number of Shares or RSRs so determined shall be rounded to the nearest number of whole Shares or RSRs (subject to adjustment as provided in Section 9). Except as otherwise provided herein, the Shares or RSRs subject to an Initial Award shall vest on the first anniversary of the date of the Award.

(b) Annual Awards. On the second Monday in January of each year on which an Eligible Director continues to be an Eligible Director, such Eligible Director shall be awarded that number of Shares of Restricted Stock or RSRs determined by dividing $30,000 by the Fair Market Value on the date of the Award, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. The number of Shares or RSRs so determined shall be rounded to the nearest number of whole Shares or RSRs (subject to adjustment as provided in Section 9). Except as otherwise provided herein, the Shares or RSRs subject to an Annual Award shall vest on the first anniversary of the date of the Award.”

(f)	Section 7 shall be amended to read in its entirety as follows:

“7. Limitations on Restricted Stock and RSRs.

(a) Shares of Restricted Stock and RSRs shall not be sold, assigned, transferred or otherwise disposed of, mortgaged, pledged or otherwise encumbered until such Shares of Restricted Stock or RSRs have vested pursuant to the Plan.

(b) Except as provided in this Section 7, (i) U.S. Eligible Directors shall have, with respect to their Shares of Restricted Stock, all of the rights of a stockholder of the Corporation holding the Shares, including the right to vote the Shares and the right to receive any dividends paid thereon, and (ii) Non-U.S. Eligible Directors shall receive an amount in cash equivalent to the amount or value of the dividends that would be paid on the Shares that are issuable upon the vesting of RSRs held by a Non-U.S. Eligible Director when dividends are paid on Shares, but shall have no right to vote the Shares issuable upon the vesting of RSRs held by the Non-U.S. Eligible Director. Any dividends or distributions that are paid or made in Shares shall be subject to the same restrictions as the Shares of Restricted Stock in respect of which such dividends or distributions were paid or made.

(c) Shares of Restricted Stock shall be issued in such form as the Board may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any stock certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Willbros Group, Inc. 2006 Director Restricted Stock Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the headquarters offices of Willbros Group, Inc.”

The Board may require that the certificates evidencing such Shares be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of any such Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

The terms of each Award shall be set forth in an Award Agreement between the Corporation and the Participant, which Award Agreement shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of the Plan.

(d) Shares of Restricted Stock and RSRs shall vest in accordance with the terms of the Plan; provided, however, that Shares of Restricted Stock and RSRs shall vest with respect to 100% of such Shares or RSRs upon the termination of the Participant’s service as a member of the Board by reason of death, Disability or Retirement.

(e) In the event of the termination of service of a Participant as a member of the Board other than by reason of death, Disability or Retirement, the Participant shall forfeit the Shares of Restricted Stock or RSRs which are not vested as of the date of termination.

(f) Upon the occurrence of a Change in Control, all Shares of Restricted Stock and all RSRs awarded under the Plan and not previously forfeited shall immediately become fully vested.”

(g)	Section 8 shall be amended to read in its entirety as follows:

“8. Other Provisions; Securities Registration. The award of Shares of Restricted Stock or RSRs under the Plan may also be subject to such other provisions as counsel to the Corporation deems appropriate, including without limitation, provisions imposing restrictions on resale or other disposition of the Shares or RSRs and such provisions as may be appropriate to comply with applicable securities laws and stock exchange requirements. The Corporation shall not be required to deliver any certificate for Shares of Restricted Stock awarded under the Plan or Shares issuable upon the vesting of RSRs prior to the admission of such Shares to listing on any stock exchange on which Common Stock at that time may be listed.

All certificates for Shares of Restricted Stock delivered under the terms of the Plan or Shares issuable upon the vesting of RSRs shall be subject to such stop-transfer orders and other restrictions as counsel to the Corporation may deem advisable under applicable securities laws, rules and regulations thereunder, and the rules of any stock exchange on which Common Stock may be listed. The Corporation may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to such Shares.”

(h)	Section 9 shall be amended to read in its entirety as follows:

“9. Adjustments.

(a) Corporate Transactions and Events. In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of Shares or other securities of the Corporation, stock split or reverse split, extraordinary dividend (whether in the form of cash, Shares, or other property), liquidation, dissolution, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of each Participant’s rights under the Plan, then an adjustment shall be made, in a manner that is proportionate to the change to the Shares and otherwise equitable, in (i) the number and kind of Shares reserved and available for issuance under Section 3, and (ii) the number and kind of Shares subject or to be subject to each automatic award of Shares of Restricted Stock or RSRs under Section 6.

(b) Insufficient Number of Shares. If at any date an insufficient number of Shares are available under the Plan for the automatic award of Shares of Restricted Stock and RSRs (including the satisfaction of Shares issuable on the vesting of RSRs) made at that date, Awards under Section 6 shall be automatically awarded proportionately to each Eligible Director, to the extent Shares are then available and otherwise as provided under Section 6.

(c) Notice of Adjustment. Upon the occurrence of each event for which an adjustment with respect to an Award has been made as provided in this Section 9, the Corporation shall mail forthwith to each Participant a copy of its computation of such adjustment which shall be conclusive and binding upon each Participant.”

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

5. Effective Date. This Amendment shall take effect and be adopted as of January 9, 2007.

Executed as of the 9th day of January 2007.

WILLBROS GROUP, INC.

ATTEST:

/s/ DENNIS G. BERRYHILL	By:	/s/ ROBERT R. HARL
Dennis G. Berryhill		Robert R. Harl
Secretary		President and Chief Executive Officer

Approved by the Board of Directors as of January 9, 2007.

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